EXHIBIT 4.2
 [LOGO OMITTED]
    Argilus
Investment Banking

Kenneth K. Conte
Managing Partner
(585) 248-3760

James M. Croop
Special Advisor
(585) 233-3073

John P. Scanlon
Sr. Vice President
(585) 248-3760

John D. Harbaugh
Sr. Vice President
(585) 248-3760

John S. Blanchard
Vice President
(585) 248-3760

Argilus, LLC
3 South Main Street
Pittsford, NY 14534
p (585) 248-3760
f (585) 248-3827
www.argilus.com

September 23, 2005

Robert J. Woodrow
President & CEO
SecureCARE Technologies, Inc.
3001 Bee Caves Road
Austin, TX 78746

PERSONAL & CONFIDENTIAL

Dear Bob:

     We are pleased to set forth the terms of the engagement of Argilus, LLC ("Argilus") by SecureCARE Technologies, Inc. and any of its affiliates (collectively, the "Company" or "SecureCARE") in connection with the recapitalization, sale or merger (collectively, a "Transaction") of the Company. This Engagement Letter (the "Agreement") will confirm Argilus' engagement by the Company on the following terms and conditions:

1 Services To Be Provided. Argilus is engaged by the Company as its exclusive financial advisor and agent in connection with the financial transactions described below for 150 days from the date the letter is signed (renewable by the Company). In connection with Argilus' activities on the Company's behalf, Argilus will familiarize itself, to the extent reasonably necessary, with the business, operations, properties, financial condition and prospects of the Company, and as soon as reasonably practicable, complete an initial analysis of the Company's operational viability. Assuming viability, in connection with our role as your financial advisor, we would expect our services to include the following, (as described below):

     a. Financial Advisory Services. Argilus will assist the Company in (i) developing a plan to restructure the Company's financial structure;
         (ii) implementing any such restructuring plan through discussions and negotiations with creditors, and parties in interest and with potential parties to any transaction; (iii) structuring and raising equity securities issued by the Company; (iv) evaluating any securities that might be issued in connection with any restructuring plan; and (v) assisting, implementing or facilitating the sale of all or substantially all of the Company's assets or equity through a merger or other business arrangement.

     b. Argilus will assist the Company in such other financial advisory services as may be mutually agreed upon by Argilus and the Company including but not limited to assisting the Company in the raising of up to $10 (ten) million in equity securities.
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9/28/05
Page 2

     c. evaluate potential third party investors which Navistar may desire to engage in any Capital Raise, whether identified by Navistar or Argilus ("Investors");

2 Fees. In consideration for our services pursuant to this Agreement, Argilus shall be entitled to receive, and the Company shall pay to Argilus only upon the consummation of a Transaction, the sum of the following compensation, which greater amount will be defined as the "Transaction Fee":

     a. Engagement Fees. Upon execution of this Agreement, the Company shall pay to Argilus an Engagement Fee of $25,000. The Engagement Fee will be paid upon the signing of this agreement. The Initial Engagement Fee shall be earned when due hereunder and shall be non-refundable.

     b. Capital Raising Fee. Upon the closing of any capital raised or refinanced for the Company or sale of Company's assets or equity (the "Financing"), the Company shall pay to Argilus a cash fee on the closing (the "Capital Raising Fee") equal to, in the aggregate, the following:

         i. 1.0 % of the gross amount of all senior debt raised or refinanced; plus

         ii.  7.0% of all subordinated debt raised or refinanced; plus

         iii. 8.0% of all equity financing raised; plus

         iv. Warrants. The Company shall, upon completion of the Financing, grant Argilus, or its designees, a stock purchase warrant ("Warrant") exercisable to purchase such number of shares of the common stock or other securities of Company ("Shares") equal to ten percent (10%) of the Shares issued or issuable upon conversion by the Investors. The Warrant shall be exercisable for a period of five years from the date of issuance, and shall enable the holder to purchase securities which are identical in all other respects (terms and conditions) to the securities purchased by Financing Sources, including effective price per share. The terms of the
              Financing Warrants shall be set forth in an agreement (the "Financing Warrant Agreement") which shall be in the form acceptable to Argilus and shall contain customary terms for agreements of this type.

         v. It is anticipated that new capital raised will be invested in a "staged" or "laddered" manner. In the event that the investment is staged or laddered, the Capital Raising Fee shall be paid to Argilus, according to the schedule in Appendix B.
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9/28/05
Page 3

     c. Expenses. In addition to the fees described above, the Company agrees to promptly reimburse Argilus, upon request from time to time, for out-of-pocket expenses incurred by Argilus up to any aggregate maximum of $7,500, which shall be itemized, unless the Company has agreed in writing to a greater amount during the term of this engagement. All other fees and expenses, direct or indirect, are the sole responsibility of Argilus, LLC.

     d. For purposes of this Agreement, the term "Transaction Value" means (i) the total amount of cash paid, directly or indirectly, for the assets, business or equity of the Company; (ii) the fair market value of any assets, securities or other property or rights transferred, directly or indirectly, in payment for the assets, business or equity of the Company (including, without limitation, payments to be made under non-competition, goodwill purchase agreement or similar arrangements and any deferred or contingent payments), except that debt instruments will be valued at the face amount thereof; (iii) the principal amount of any indebtedness assumed by a buyer for borrowed money appearing on the most recent balance sheet of the Company prior to the consummation of the transaction; and (iv) the aggregate amount of any distributions declared by the Company with respect to its membership after the date hereof, other than normal recurring cash distributions in amounts not materially greater than currently paid.

         For purposes of calculating the Transaction Value, securities shall be valued at the greater of the purchase price received by the Company or its partners or the fair market value of securities for which there is an established trading market will be the closing sale price of the securities on the trading day preceding the date of the closing of the transaction. The fair market value of any assets, securities, property or rights (other than as provided above) will be mutually agreed by Argilus and the Company. If the parties cannot agree upon the fair market value of such assets, securities, property or rights, they will choose a qualified appraiser of national standing to conclusively determine, at the Company's expense, such fair market value. Upon request, the Company will make available to Argilus any information available to it for purposes of calculating the amount of any component of the Transaction Value.

         The Transaction Fee will become payable at closing by the Company upon consummation of (a) any merger, consolidation, reorganization, recapitalization or other transaction or series of related transactions pursuant to which the Company is acquired by or combined with another person or entity or (b) the acquisition, directly or indirectly, by another person or entity, in a single transaction or series of related transactions, of (i) all or a substantial portion of the assets or business of the Company or (ii) securities representing the equity of the Company.

3 Cooperation. In connection with Argilus' activities on the Company's behalf, the Company will cooperate with and will furnish Argilus with all information and data concerning the Company and any Transaction (the "Information") which Argilus deems appropriate and will provide Argilus

9/28/05
Page 4

     with access to the Company's officers, directors, independent accountants and legal counsel. The Company represents that all Information (a) made available to Argilus by the Company or (b) contained in any filing by the Company with any court or any governmental or regulatory agency, commission or instrumentality each (an "Agency") will, at all times during the period of the engagement of Argilus hereunder, be to the best of the Company's knowledge complete and correct in all material respects and will not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances under which such statements are made. The Company further represents and warrants that any projections will have been prepared in good faith and will be based upon assumptions, which, in light of the circumstances under which they are made, are reasonable. The Company acknowledges and agrees that, in rendering its services hereunder, Argilus will be using and relying on the Information (and information available from public sources and other sources deemed reliable by Argilus) without independent verification thereof or independent appraisal of any of the Company's assets. Argilus does not assume responsibility for the accuracy or completeness of the Information or any other information regarding the Company or any Transaction. Any advice rendered by Argilus pursuant to this Agreement may not be disclosed publicly without Argilus' prior written consent.

4 Indemnification. The Company agrees to indemnify Argilus in accordance with the indemnification provisions attached to this Agreement as Appendix A, which are incorporated herein and made a part hereof.

5    Other Matters.
     -------------

     a. The Company hereby acknowledges that it is a sophisticated business enterprise that has retained Argilus for the limited purposes set forth in this Agreement and the parties acknowledge and agree that their respective rights and obligations are contractual in nature. Each party disclaims an intention to impose fiduciary obligations on the other by virtue of the engagement contemplated by this Agreement.

     b. This Agreement may be terminated with or without cause by Argilus or the Company at any time upon receipt of written notice by the other party to that effect. Upon termination of the Agreement, neither party will have any liability or continuing obligation to the other, except that: (i) the remaining balance of the Engagement Fee (if any) shall be paid in full to Argilus by the Company upon termination of the Agreement; (ii) the indemnification provisions of Exhibit A to this Agreement will survive any such termination and if a Transaction is (1) consummated from the date of such termination through the twelve (12) month anniversary of this letter or (2) consummated with a Designated Party from the date of such termination through the twenty-four (24) month anniversary of this letter (or if a definitive agreement with respect to such a Transaction which is subsequently consummated is entered into during such periods and closed anytime thereafter), the

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         Company will remain  obligated to pay Argilus the  Transaction  Fee and any other fees earned in accordance with the terms of this Agreement; provided, however, that if (a) Argilus terminates this Agreement without Argilus Cause (as hereafter defined), Argilus shall not thereafter be entitled to such Transaction Fee except for the Initial Engagement Fee or (b) the Company terminates this Agreement for Company Cause (as such term is hereafter defined), Argilus shall not thereafter be entitled to such Transaction Fee except for the Initial Engagement Fee. For purposes of this Agreement only, "Argilus Cause" shall mean and include (i) the Company's breach of any term of this Agreement (including, without limitation, assisting Argilus in its efforts hereunder) or (ii) the Company's failure to pursue a Transaction or to assist Argilus in the consummation of a Transaction. For purposes of this Agreement, "Company Cause" shall mean and include only Argilus' gross negligence, willful misconduct, or substantial nonperformance of the services contemplated by this Agreement. For purposes of this Agreement, "Designated Party" shall mean and include (i) any entity that Argilus designates to the Company in writing, from time to time, as having been contacted by Argilus in connection with its Financial Advisory Services (as described above) and (ii) any affiliate, insider,
         or  person   controlled   by  or  under  the  control  of  any  of  the
         aforementioned foregoing.

     c. Without prior written consent of the Company, Argilus (including its officers, directors, employees and representatives) shall not disclose any Confidential Information concerning the Company to any prospective provider of capital or any other person who has not executed an agreement to keep such information confidential; provided, however Company shall not reasonably withhold its consent. Confidential Information shall include all information furnished to Argilus by or on behalf of the Company or to which Argilus has access, whether in oral, written or graphic form. Without prior written consent from the Company, Argilus (including its officers, directors, employees and representatives) will not disclose to any person either the fact that discussions or negotiations are taking place or the terms of the possible transaction.

     d. The validity and interpretation and enforcement of this Agreement shall be governed by the law of the State of New York without reference to conflict of law principles. The Company hereby irrevocably submits to the jurisdiction of any court located in Monroe County in the State of New York for the purpose of any suit, action or other proceeding arising out of this Agreement, or any of the agreements or transactions contemplated hereby, which is brought by or against the Company, and
         (i) hereby irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court and (ii) to the extent that the Company has acquired, or hereafter may acquire, any immunity from jurisdiction of any such court or from any legal process therein, the Company hereby waives, to the fullest extent permitted by law, such immunity.
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     e.  The benefits of this Agreement shall inure to the respective successors and assigns of the parties hereto and of the indemnified parties hereunder and their successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns. Argilus may not assign its obligations hereunder. No fee payable to any other financial advisor by the Company or any other company in connection with the subject matter of this engagement shall reduce or otherwise affect any fee payable hereunder to Argilus.

     f. Argilus and the Company, acting through senior management, shall cooperate fully in the engagement contemplated by this Agreement.

     If the foregoing correctly sets forth our understanding, please sign the enclosed copy of this Agreement in the space provided and returning it to us along with a check made in the amount of $25,000 made payable to Argilus, LLC.

Very truly yours,

Argilus, LLC

By:    /s/ KENNETH K. CONTE
       ---------------------------
       Kenneth K. Conte

Title: Managing Partner
       ---------------------------

Confirmed and Agreed to this
____ day of September, 2005.


SecureCARE Technologies, Inc. By:

By:    /s/ ROBERT J. WOODROW
       ---------------------------
       Robert J. Woodrow

Title: President & CEO
       ---------------------------

                                   APPENDIX A
                                   ----------

This Appendix A is incorporated in and made a material part of that certain Letter Agreement dated September 28, 2005 between Argilus, LLC ("Argilus") and SecureCARE Technologies, Inc. and its affiliates, (collectively, the "Company" or "SecureCARE"). In the event that Argilus becomes involved in any capacity, other than as a plaintiff, in any action, proceeding or investigation brought by or against any person, including general partners of the Company, or any related entity in connection with any matter related to the assignment described in this letter, the Company periodically will reimburse Argilus for its legal and other expenses (including the cost of any investigation and preparation) reasonably incurred in connection therewith; provided, however, that if it is found in any such action, proceeding or investigation, that any loss, claim, damage or liability of Argilus has resulted from the gross negligence or bad faith of Argilus in performing the services which are the subject of this letter, Argilus shall repay such portion of the reimbursed amounts that is attributable to expenses incurred in relation to the act or omission of Argilus which is the subject of such finding. The Company also will indemnify and hold Argilus harmless against any losses, claims, damages or liabilities to any such person in connection with any matter related to the assignment described in this letter, except to the extent that any such loss, claim damage or liability results from the gross negligence or bad faith of Argilus in performing the services that are the subject of this letter. The Company shall be liable for any settlement of any claim against Argilus made with the Company's written Consent, which consent shall not unreasonably be withheld, and the Company shall not, without the prior written consent of Argilus, which consent shall not unreasonably be withheld, settle or compromise any claim or permit a default or consent to the entry of any judgment in respect hereof, unless such settlement, compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Argilus of an unconditional release from any and all liability in respect of such claim. Argilus shall have the right to retain counsel of its own choice to represent it in connection with any matter as to which the indemnity, expense reimbursement and contribution provisions apply. The reimbursement, indemnity and contribution obligations of the Company under this paragraph shall be in addition to any liability in which the Company may otherwise have, shall extend upon the same terms and conditions to any affiliate of Argilus and the directors, agents, employees and controlling persons (if any), as the case may be, of Argilus and any such affiliate, and shall be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company, Argilus, any such affiliate and any such person. The Company also agrees that neither Argilus nor any of such affiliates, directors, agents, employees or controlling persons shall have any liability to the Company and its general partners for or in connection with any matter referred to in this letter except to the extent that any losses, claims, damages liabilities or expenses incurred by the Company result from the gross negligence or bad faith of Argilus in performing the services that are the subject of this letter. The provisions of this Appendix A shall survive any termination or completion of the engagement provided by this Letter Agreement and the Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflict of laws.

                                   APPENDIX B
                                   ----------

This Appendix B is incorporated in and made a material part of that certain Letter Agreement dated September 29, 2005 between Argilus, LLC ("Argilus") and SecureCARE Technologies, Inc. and its affiliates, (collectively, the "Company" or "SecureCARE"). In the event that the investment into SecureCARE is staged or laddered Argilus' fee shall be paid according to the following schedule. All fee payments are due on the date of receipt by the Company of each round of financing.


                              # of Stages
      ---------------------------------------------------------
          1           2           3            4          5
      ---------   ---------   ---------   ---------   ---------
            100%         60%         50%         40%         30%
                         40%         30%         30%         30%
                                     20%         20%         20%
                                                 10%         10%
                                                             10%
      =========================================================
            100%        100%        100%        100%        100%


As an example if the investment is expected in 3 (three) stages then Argilus will receive 50 (fifty) percent of the Total Capital Raising Fee (the total combined fee of all rounds) in the first round, 30 (thirty) percent in the second round and 20 (twenty) percent in the third and final round.

In the event that a committed stage is not funded and the reason for non-funding is not based on the Company's actions and Argilus has been paid for a portion of the non-occurring stage, Argilus will reimburse the Company for that portion within 90 (ninety) days.